UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 30, 2008

DYAX CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24537	04-3053198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Technology Square

Cambridge, MA  02139

(Address of Principal Executive Offices)  (Zip Code)

(617) 225-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 30, 2008, Dyax Corp. (the “Company” or “Dyax”) entered into an equity line of credit arrangement with Azimuth Opportunity Ltd. (“Azimuth”).  The Company entered into a Common Stock Purchase Agreement with Azimuth (the “Purchase Agreement”), which provides that, upon the terms and subject to the conditions set forth therein, Azimuth is committed to purchase up to $50,000,000 of Dyax common stock, or the number of shares which is one share less than twenty percent (20%) of the issued and outstanding shares of Dyax common stock as of October 30, 2008 (subject to automatic reduction in certain circumstances), over the approximately 18-month term of the Purchase Agreement.

From time to time during the term of the Purchase Agreement, and at the Company’s sole discretion, Dyax may present Azimuth with draw down notices to purchase Dyax common stock over 10 consecutive trading days or such other period mutually agreed upon by the Company and Azimuth.  Each draw down is subject to limitations based on the price of Dyax common stock and a limit of 2.5% of Dyax’s market capitalization at the time of such draw down, provided, however, Azimuth will not be required to purchase more than $7,750,000 of Dyax common stock in any single draw down excluding shares under any call option, as described below.  The Company is able to present Azimuth with up to 24 draw down notices during the term of the Purchase Agreement, with a minimum of five trading days required between each draw down period.  Only one draw down is allowed in each draw down pricing period, unless otherwise mutually agreed upon by the Company and Azimuth.

Once presented with a draw down notice, Azimuth is required to purchase a pro-rata portion of the shares allocated to each trading day during the trading period on which the daily volume weighted average price for Company common stock exceeds a threshold price for such draw down, which threshold price is determined by the Company.  The payment for, against simultaneous delivery of, shares in respect of each draw down notice shall be settled on the second trading day following the last trading day of each draw down period, or on such earlier date as the Company and Azimuth may mutually agree.  The per share purchase price for these shares equals the daily volume weighted average price of Dyax common stock based on the Company’s market capitalization on each date during the draw down period on which shares are purchased, less a discount ranging from 4.05% to 6.25%.  If the daily volume weighted average price of Dyax common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Azimuth will not be required to purchase the pro-rata portion of shares of common stock allocated to that day.  However, at its election, Azimuth can elect to buy the pro-rata portion of shares allocated to any day at the threshold price less the discount described above.

The Purchase Agreement also provides that from time to time, and at the Company’s sole discretion, the Company may grant Azimuth the right to exercise one or more options to purchase additional shares of Dyax common stock during each draw down pricing period for the amount of shares based upon the maximum option dollar amount and the option threshold price specified by the Company.  Upon Azimuth’s exercise of the option, the Company would sell to Azimuth the shares of Dyax common stock subject to the option at a price equal to the greater of the daily volume weighted average price of Company common stock on the day Azimuth notifies the Company of its election to exercise its option based on the Company’s market capitalization or the threshold price for the option determined by the Company, less a discount ranging from 4.05% to 6.25%.

The issuance of any shares of common stock to Azimuth pursuant to the Purchase Agreement is registered for offer and sale on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) by the Company’s Registration Statement on Form S-3 (File No. 333-148317) (the “Registration Statement”).  The Registration Statement also covers the sale of those shares from time to time by Azimuth to the public.  Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Azimuth has informed the Company that it will use an unaffiliated broker-dealer (who will receive customary brokerage commissions) to effectuate all sales, if any, of common stock that it may purchase from the Company pursuant to the Purchase Agreement.

Azimuth has agreed that during the term of and for a period of ninety (90) days after the termination of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, sell, or enter into a short position with respect to any of the Company’s securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice.

Upon each sale of Dyax common stock to Azimuth under the Purchase Agreement, the Company has also agreed to pay Reedland Capital Partners, an Institutional Division of Financial West Group, member FINRA/SIPC, a placement fee equal to 0.75% of the aggregate dollar amount of common stock purchased by Azimuth.

The Company has agreed to indemnify and hold harmless each of Azimuth and Reedland Capital Partners against certain liabilities in connection with the sale and placement of the Company’s common stock under the Purchase Agreement.

The foregoing descriptions are qualified in their entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Common Stock Purchase Agreement, dated as of October 30, 2008, by and between Dyax Corp. and Azimuth Opportunity Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYAX CORP.

Dated: October 30, 2008	By:	/s/ Ivana Magovcevic-Liebisch
Ivana Magovcevic-Liebisch
Executive Vice President of Administration
and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Common Stock Purchase Agreement, dated as of October 30, 2008, by and between Dyax Corp. and Azimuth Opportunity Ltd.